Exhibit 99.2

Anadarko Announces Capital Program and Outlook for 2008

HOUSTON--(BUSINESS WIRE)--Anadarko Petroleum Corporation (NYSE:APC) today announced the details of its 2008 capital budget and provided production estimates for 2008. Anadarko’s Board of Directors has approved total capital expenditures, including expensed exploration, of $4.5 to $4.7 billion. The capital program includes approximately 20% for exploration activities.

“Anadarko’s 2008 capital program is geared toward accelerating the value of the more than 7 billion BOE (barrels of oil equivalent) in net risked captured resources in our asset base,” said Jim Hackett, Anadarko President, Chairman and CEO. “Exploration remains a key component of the program, which also leverages our industry-leading deepwater rig position, hub-and-spoke infrastructure in the Gulf of Mexico and extensive midstream position onshore. Through a combination of our product hedging strategy, basis swaps and firm transportation commitments, we’ve reduced risk and ensured that we will have adequate cash flow to fund our capital program while continuing to reduce leverage. A focus on capital efficiency, reduced costs and reserve growth will continue to drive our investment decisions and portfolio management.”

The company also increased its guidance for expected 2008 oil and natural gas production to the range of 205 to 210 million barrels of oil equivalent, as detailed in the guidance schedule attached to Anadarko’s fourth-quarter and year-end 2007 earnings release.

CAPITAL ALLOCATION BY AREA

Anadarko’s capital budget for 2008 reflects the company’s commitment to accelerate the value of its net risked captured resources with a particular emphasis on achieving double-digit production growth in the Rocky Mountain region, continuing development in the deepwater Gulf of Mexico, including the start-up of the Blind Faith platform, driving toward first production at the Peregrino field offshore Brazil and extending the company’s deepwater exploration activities worldwide. An approximate breakout of the company’s 2008 capital budget by area is provided below:

  30% Rocky Mountains
  20% Southern U.S.
  25% Deepwater Gulf of Mexico
  15% International and Frontier
  10% Midstream

U.S. Onshore

The majority of the 2008 budget will focus on Anadarko’s inventory of development opportunities in the resource plays of the Rocky Mountain and Southern regions. Approximately 2,700 to 3,000 U.S. onshore development wells are planned in 2008, comprised of approximately 85% in the Greater Natural Buttes, Wattenberg, Powder River Basin and other areas in the Rocky Mountains, and approximately 15% in the company’s Southern region including the Delaware Basin, eastern Chalk and Carthage areas of Texas.

Anadarko has identified thousands of low-risk opportunities onshore in the U.S., including infill drilling, re-completions and other repeatable projects capable of delivering double-digit production growth in the Rocky Mountain region for years to come. During 2007, the company also expanded its midstream infrastructure in the Rockies to enhance its ability to execute upon its development and production activities. Two major projects scheduled to commence in 2008 will further expand processing and gathering capabilities in the area. The first involves the second-phase expansion of the Chapita plant in Greater Natural Buttes, which will add a cryogenic processing facility that will double Chapita’s current processing capacity to 500 million cubic feet per day (MMcf/d). The other significant project will add 400 MMcf/d of gathering capacity at the Fort Union system, bringing its total capacity to 1.3 billion cubic feet per day (Bcf/d) and making it the largest capacity gathering system in the Powder River Basin.

Deepwater Gulf of Mexico

The company’s 2008 capital for the deepwater Gulf of Mexico is primarily focused on development drilling, with a particular focus on the eastern Gulf of Mexico and the K2 unit. In 2008, Anadarko also anticipates drilling approximately six to eight exploration and appraisal wells targeting Miocene and Lower Tertiary objectives.

International/Frontier

Anadarko has allocated the majority of its international capital toward advancing projects in Brazil, Alaska, Algeria and China. Anadarko also expects to increase its international exploration and appraisal activities in 2008 – the majority of which will be focused on deepwater opportunities in West Africa, Brazil and in the South China Sea.

“We are confident that our 2008 capital program will again deliver solid performance,” said Anadarko Chief Operating Officer Karl Kurz. “Our operations in the Rocky Mountains continue to drive predictable production growth and reserve replacement. In 2008, we will also benefit from a full year’s production at Independence Hub, and we have significant development projects ongoing at the Peregrino field offshore Brazil and the Blind Faith field in the deepwater Gulf of Mexico. Blind Faith is scheduled to come on line this year. In addition, we are well positioned to transfer our skill sets and expertise from the deepwater Gulf of Mexico to other deepwater areas offshore Brazil, West Africa and the South China Sea.”

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. For more information about Anadarko, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully meet its production guidance, identify and execute on exploration and drilling opportunities, and complete the projects identified in this news release. See “Risk Factors” in the company’s 2006 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

Cautionary Note to U.S. Investors: The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this news release, such as “net risked captured resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K for the year ended Dec. 31, 2006, File No. 001-08968, available from us at www.anadarko.com or by writing us at: Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380 Attn: Investor Relations. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

CONTACT:
Anadarko Petroleum Corporation
Media:
John Christiansen, 832-636-8736
john.christiansen@anadarko.com
or
Paula Beasley, 832-636-8765
paula.beasley@anadarko.com
or
Investors:
John Colglazier, 832-636-2306
john.colglazier@anadarko.com
or
Chris Campbell, CFA, 832-636-8434
chris.campbell@anadarko.com
or
Kristin Stomberg, 832-636-1156
kristin.stomberg@anadarko.com